Exhibit 99.2

Date:	February 2, 2004

For Release:	Immediately

Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Nancy Morovich (Investor Relations) (504) 576-5506 nmorovi@entergy.com

Entergy Reports Fourth Quarter Results

New Orleans, La. - Entergy Corporation (NYSE:ETR) today announced a fourth quarter 2003 as-reported loss of $39.5 million, or 17 cents per share, compared with as-reported earnings of $75.8 million, or 33 cents per share, for fourth quarter 2002. The lower results were due primarily to the impact of severance charges recorded during fourth quarter 2003 in connection with the company's voluntary severance program. Entergy's fourth quarter 2003 earnings on an operational basis were $89.2 million, or 38 cents per share, compared with $77.4 million, or 34 cents per share, in fourth quarter 2002.

For the year 2003, Entergy's as-reported earnings were $926.9 million, or $4.01 per share, and operational earnings were $981.5 million, or $4.25 per share. These results compare with as-reported earnings in 2002 of $599.4 million, or $2.64 per share, and operational earnings of $866.4 million, or $3.81 per share.

Entergy Corporation Financial Results
Fourth Quarter and Year-to-Date 2003 vs. 2002
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2003	2002	$ Change	2003	2002	$ Change
Operational Earnings
U.S. Utility	0.16	0.19	(0.03)	2.71	2.57	0.14
Entergy Nuclear	0.24	0.15	0.09	0.85	0.88	(0.03)
Energy Commodity Services	0.01	0.11	(0.10)	0.78	0.53	0.25
Parent & Other	(0.03)	(0.11)	0.08	(0.09)	(0.17)	0.08
	0.38	0.34	0.04	4.25	3.81	0.44
Special Items	(0.55)	(0.01)	(0.54)	(0.24)	(1.17)	0.93
As-Reported Earnings	(0.17)	0.33	(0.50)	4.01	2.64	1.37

"All of our targeted productivity improvements are well underway and solid progress is being achieved. We have established ambitious financial and operational objectives for each of our businesses and are confident in our ability to achieve efficiencies for our customers as well as enhance shareholder value and achieve top quartile returns. Our voluntary severance program was well received, and based on the number of employees participating, we exceeded the goals we had originally established," said J. Wayne Leonard, Entergy's chief executive officer. "The long-term value of effective and efficient processes will clearly exceed the initial cost incurred in connection with this program while continuing to improve operational performance."

Fourth Quarter Financial Highlights

    Improvement in Utility revenues from rate changes is offset by milder than normal weather

    Higher than expected participation in voluntary severance program increases related charges recorded as special item

    Entergy Nuclear operational results improve with no refueling outages in fourth quarter
    Entergy-Koch, LP achieves another strong quarter in trading, while gas pipeline results decline due to lower revenues and increased expenses

Other highlights during the quarter included Entergy being named 2003 Global Energy Company of the Year by the Platts/BusinessWeek Global Energy Awards panel, and the Federal Energy Regulatory Commission approving market protocols in connection with proposed retail open access in Texas.

Utility Operations

For fourth quarter 2003, the utility recorded an as-reported loss of $33.4 million, or 14 cents per share, compared to earnings of $42.4 million, or 19 cents per share, in fourth quarter 2002. The decrease resulted primarily from the impact of severance charges totaling $70.1 million, or 30 cents per share, recorded in 2003. On an operational basis, Utility earnings in fourth quarter 2003 were $36.7 million, or 16 cents per share, compared to $42.4 million, or 19 cents per share, for the period one year ago. The decrease was due primarily to the effects of milder-than-normal weather in fourth quarter 2003 compared to normal weather experienced in fourth quarter 2002, as well as increased income tax expense, the effects of which were partially offset by rate changes implemented during 2003.

Megawatt-hour sales in the residential sector in fourth quarter 2003, compared to fourth quarter 2002, were essentially flat after adjusting for milder-than-normal weather. Commercial and governmental sales were up nearly 3 percent, while industrial sales experienced a decline of more than 4 percent quarter over quarter. The decline in industrial sales reflects the loss of two industrial customers to cogeneration since fourth quarter 2002. Excluding the loss of these customers, overall retail sales increased slightly quarter to quarter.

For the year 2003, the Utility earned $469.1 million, or $2.03 per share, on an as-reported basis compared to $583.2 million, or $2.57 per share, in 2002. On an operational basis, utility earnings in 2003 were $626.0 million, or $2.71 per share, compared to 2002 results of $583.2 million, or $2.57 per share. The improvement in full-year operational earnings was due primarily to improved pricing as a result of rate changes implemented during the year, as well as lower interest expenses in 2003 compared to 2002 as a result of the company's refinancing program.

Competitive Non-Regulated Businesses

The competitive businesses, which are comprised of Entergy Nuclear and Energy Commodity Services, recorded as-reported earnings of $1.1 million in fourth quarter 2003, compared to $57.1 million, or 25 cents per share, in fourth quarter 2002. The decrease was due primarily to the impact of recording severance charges of $51.8 million, or 22 cents per share, at Entergy Nuclear. On an operational basis, the competitive businesses in fourth quarter 2003 recorded earnings of $58.8 million, or 25 cents per share, which were essentially equal to results in fourth quarter 2002.

For the year 2003, as-reported earnings from the competitive businesses were $481.3 million, or $2.08 cents per share, compared to $54.7 million, or 24 cents per share, in 2002. The increase is primarily due to a significantly higher earnings contribution from Entergy-Koch Trading in 2003 compared to 2002, as well as to the absence of special charges recorded in 2002 associated with the closing of Entergy's wholesale power development business. On an operational basis, the competitive businesses contributed earnings of $377.9 million, or $1.63 per share, in 2003, compared with $321.7 million, or $1.41 per share in 2002.

Entergy Nuclear recorded a loss of $0.7 million, or 1 cent per share, on an as-reported basis, compared to earnings of $33.8 million, or 15 cents per share, in fourth quarter 2002. The decrease in fourth quarter 2003 was due to severance charges noted earlier. Operational results at Entergy Nuclear in fourth quarter 2003 were $55.8 million, or 24 cents per share, compared to $33.8 million, or 15 cents per share, in 2002. The increase in operational earnings was due primarily to increased megawatt-hours produced as a result of no planned refueling outages during the fourth quarter 2003. In fourth quarter 2002 there were three such outages which reduced generation during that period.

For the year 2003, Entergy Nuclear contributed as-reported earnings of $300.8 million, or $1.30 per share, compared to $200.5 million, or 88 cents per share in 2002. The increase in 2003 was due primarily to the impact of a special item recorded in first quarter 2003 related to the implementation of a new accounting standard that changed the valuation of nuclear decommissioning assets and liabilities. On an operational basis, Entergy Nuclear's 2003 results were $196.9 million, or 85 cents per share, compared to $200.5 million, or 88 cents per share, in 2002.

Energy Commodity Services, which includes earnings contributions from Entergy-Koch, LP and Entergy's non-nuclear wholesale assets, recorded as-reported and operational earnings of $1.8 million, or 1 cent per share, in fourth quarter 2003. This compares to $23.3 million, or 10 cents per share, in as-reported earnings, and $24.9 million, or 11 cents per share, in operational earnings, in fourth quarter 2002. The decrease in 2003 was due primarily to a larger loss at the non-nuclear wholesale assets business, driven by the operating costs associated with two new plants, as well as decreased results at Gulf South Pipeline where lower revenues were realized and higher expenses were incurred.

As was the case in the first three quarters of 2003, the income-sharing mechanisms that are part of the Entergy-Koch partnership agreement allocated substantially all of the partnership's income to Entergy in the fourth quarter of this year. Beginning in 2004, Entergy's share of the partnership's income is expected to be 50 percent, consistent with its ownership interest.

For the year 2003, Energy Commodity Services reported earnings of $180.5 million, or 78 cents per share, compared to a loss of $145.8 million, or 64 cents per share, on an as-reported basis. The improved results in 2003 were due primarily to the absence of the 2002 charges in connection with the closing of Entergy's wholesale power development business as noted above. Operational earnings for the year 2003 were $181.0 million, or 78 cents per share, compared to $121.2 million, or 53 cents per share, in 2002.

Parent & Other

In fourth quarter 2003, Parent & Other recorded an as-reported loss of $7.2 million, or 3 cents per share, compared to a loss of $23.7 million, or 11 cents per share, in the same period in 2002. Operational results in each period equaled as-reported results. The improvement at Parent & Other in fourth quarter 2003 was due primarily to lower income tax expense.

For the full year, Parent & Other recorded an as-reported loss of $23.4 million, or 10 cents per share, and an operational loss of $22.4 million, or 9 cents per share. This compares to losses in 2002 of $38.6 million, or 17 cents per share, on both as-reported and operational bases. The improved results in 2003 were driven primarily by lower tax expense.

Outlook

"Fourth quarter 2003 completed another excellent year of financial performance for Entergy," said C. John Wilder, Entergy's chief financial officer. "Our business fundamentals are solidly in place and we have a clear view of the challenging but achievable financial goals we've established for 2004 and beyond. The foundation we've built and the financial discipline we've established give us confidence in our ability to achieve as-reported and operational earnings guidance for 2004 in the range of $4.10 to $4.30 per share."

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with about 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Through Entergy-Koch, LP, it is also a leading provider of wholesale energy marketing and trading services, as well as an operator of natural gas pipeline and storage facilities. Entergy has annual revenues of over $8 billion and approximately 14,000 employees.

Entergy's online address is www.entergy.com

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: From time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and negotiations, various performance-based rate discussions, and other regulatory decisions, including those related to Entergy's utility supply plan, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities including the uncertainty of negotiations with unions to agree to such reductions, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities - particularly the ability to extend or replace the existing power purchase agreements for the Non-Utility Nuclear plants - and the prices and availability of power Entergy must purchase for its utility customers, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, Entergy-Koch's profitability in trading electricity, natural gas, and other energy-related commodities, resolution of pending investigations of Entergy-Koch's past trading practices, changes in the number of participants in the energy trading market, and in their creditworthiness and risk profile changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in inflation and interest rates, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, volatility and changes in markets for electricity, natural gas, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of a regional transmission organization, changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of Indian Point or other nuclear generating facilities, changes in law resulting from proposed federal energy legislation, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, and other substances, the economic climate, and particularly growth in Entergy's service territory, variations in weather, hurricanes, and other disasters, advances in technology, the potential impacts of threatened or actual terrorism and war, the success of Entergy's strategies to reduce taxes, the effects of litigation, changes in accounting standards, changes in corporate governance and securities law requirements and Entergy's ability to attract and retain talented management and directors.

This earnings release includes non-GAAP measures when describing Entergy's results of operations and financial performance. Entergy uses these non-GAAP measures internally in budgeting and performance monitoring activities to gauge business performance and the ongoing strength of each business segment. Entergy further believes these measures provide useful information to investors in evaluating Entergy's ongoing business results and assists investors in comparing the company's operating performance to the operating performance of others in the energy sector. We have prepared a reconciliation of each of these measures to the most directly comparable GAAP measure in Entergy's investor release which is posted on our website at www.entergy.com/earnings.
Entergy Corporation
Consolidated Income Statement
Three Months Ended December 31
(in thousands)
	2003	2002	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$1,633,878	$1,520,692	7.4
Natural gas	46,373	35,040	32.3
Competitive businesses	422,910	323,014	30.9
Total	2,103,161	1,878,746	11.9

Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	507,116	542,106	(6.5)
Purchased power	359,349	206,857	73.7
Nuclear refueling outage expenses	40,698	31,535	29.1
Provision for turbine commitments, asset impairments,
and restructuring charges	-	36,899	(100.0)
Other operation and maintenance	834,056	671,981	24.1
Decommissioning	38,312	21,844	75.4
Taxes other than income taxes	102,058	88,709	15.0
Depreciation and amortization	213,344	213,774	(0.2)
Other regulatory charges (credits) - net	(32,342)	7,504	(531.0)
Total	2,062,591	1,821,209	13.3

Operating Income	40,570	57,537	(29.5)

Other Income (Deductions):
Allowance for equity funds used during construction	15,747	7,928	98.6
Interest and dividend income	3,595	46,400	(92.3)
Equity in earnings of unconsolidated equity affiliates	13,196	62,376	(78.8)
Miscellaneous - net	7,398	(6,604)	(212.0)
Total	39,936	110,100	(63.7)

Interest and Other Charges:
Interest on long-term debt	113,704	130,779	(13.1)
Other interest - net	10,918	13,914	(21.5)
Dividends on preferred securities of subsidiaries	4,709	4,709	-
Allowance for borrowed funds used during construction	(12,055)	(6,059)	99.0
Total	117,276	143,343	(18.2)

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	(36,770)	24,294	(251.4)
Income Taxes	(8,993)	(57,377)	(84.3)
Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	(27,777)	81,671	(134.0)
Cumulative Effect of Accounting Change (net of income taxes)	(5,848)	-	-
Consolidated Net Income	(33,625)	81,671	(141.2)
Preferred dividend requirements of subsidiaries and other	5,855	5,916	(1.0)
Earnings Applicable to Common Stock	($39,480)	$75,755	(152.1)

Earnings Per Average Common Share:
Basic	($0.17)	$0.34	(150.0)
Diluted	($0.17)	$0.33	(151.5)
Average Number of Common Shares Outstanding:
Basic	228,759,297	222,191,119
Diluted	233,360,567	226,639,072

Entergy Corporation
Consolidated Income Statement
Twelve Months Ended December 31
(in thousands)
	2003	2002	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$7,397,175	$6,646,414	11.3
Natural gas	186,176	125,353	48.5
Competitive businesses	1,611,569	1,533,268	5.1
Total	9,194,920	8,305,035	10.7

Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	1,987,217	2,154,596	(7.8)
Purchased power	1,697,959	832,334	104.0
Nuclear refueling outage expenses	159,995	105,592	51.5
Provision for turbine commitments, asset impairments,
and restructuring charges	(7,743)	428,456	(101.8)
Other operation and maintenance	2,484,436	2,488,112	(0.1)
Decommissioning	146,100	76,417	91.2
Taxes other than income taxes	405,659	380,462	6.6
Depreciation and amortization	850,503	839,181	1.3
Other regulatory charges (credits) - net	(13,761)	(141,836)	(90.3)
Total	7,710,365	7,163,314	7.6

Operating Income	1,484,555	1,141,721	30.0

Other Income (Deductions):
Allowance for equity funds used during construction	42,710	31,658	34.9
Interest and dividend income	87,386	118,325	(26.1)
Equity in earnings of unconsolidated equity affiliates	271,647	183,878	47.7
Miscellaneous - net	(76,505)	13,892	(650.7)
Total	325,238	347,753	(6.5)

Interest and Other Charges:
Interest on long-term debt	467,126	507,604	(8.0)
Other interest - net	53,553	70,560	(24.1)
Dividends on preferred securities of subsidiaries	18,838	18,838	-
Allowance for borrowed funds used during construction	(33,191)	(24,538)	35.3
Total	506,326	572,464	(11.6)

Income Before Income Taxes and Cumulative Effect of Accounting Changes	1,303,467	917,010	42.1
Income Taxes	490,074	293,938	66.7
Income Before Cumulative Effect of Accounting Changes	813,393	623,072	30.5
Cumulative Effect of an Accounting Changes (net of income taxes)	137,034	-	-
Consolidated Net Income	950,467	623,072	52.5
Preferred dividend requirements of subsidiaries and other	23,524	23,712	(0.8)
Earnings Applicable to Common Stock	$926,943	$599,360	54.7

Earnings Per Average Common Share:
Basic	$4.09	$2.69	52.0
Diluted	$4.01	$2.64	51.9
Average Number of Common Shares Outstanding:
Basic	226,804,370	223,047,431
Diluted	231,146,040	227,303,103

Entergy Corporation
U.S. Utility Electric Energy Sales & Customers

Three Months Ended December 31

	2003	2002	%
	(Millions of kwh)
Electric Energy Sales:
Residential	7,041	7,279	(3.3)
Commercial	6,338	6,135	3.3
Governmental	617	676	(8.7)
Industrial	9,782	10,248	(4.5)
Total to Ultimate Customers	23,778	24,338	(2.3)
Wholesale	1,995	2,298	(13.2)
Total Sales	25,773	26,636	(3.2)

Twelve Months Ended December 31

	2003	2002	%
	(Millions of kwh)
Electric Energy Sales:
Residential	32,817	32,581	0.7
Commercial	25,862	25,354	2.0
Governmental	2,651	2,678	(1.0)
Industrial	38,637	41,018	(5.8)
Total to Ultimate Customers	99,967	101,631	(1.6)
Wholesale	9,248	9,828	(5.9)
Total Sales	109,215	111,459	(2.0)

As of December 31

	2003	2002	%
Electric Customers (Year to date average):
Residential	2,255,599	2,236,507	0.9
Commercial	306,867	302,173	1.6
Governmental	15,094	14,994	0.7
Industrial	42,563	41,133	3.5
Total Ultimate Customers	2,620,123	2,594,807	1.0
Wholesale	42	40	5.0
Total Customers	2,620,165	2,594,847	1.0